Exhibit 77O

ROYCE CAPITAL FUND
Trade Date	Company Name	Ticker	Broker	Members of Selling Syndicate	Price	Total Shares Purchased	Compliance with Rule 10f-3
2/06/04	AlphaSmart Inc.	ALSM	Jefferies & Co.	Jefferies & Company, Inc., William Blair & Company, Legg Mason Wood Walker	$6.00	73,800	Yes